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                                                                      EXHIBIT 12


                         CAPSTEAD MORTGAGE CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)


(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):


                                                        Year Ended December 31
                                  ------------------------------------------------------------------
                                     1999          1998           1997          1996          1995
                                  ---------     ---------      ---------     ---------     ---------
Fixed charges                     $ 502,933     $ 673,233      $ 633,845     $ 598,312     $ 584,137
Preferred stock dividends            22,556        22,342         25,457        36,356        39,334
                                  ---------     ---------      ---------     ---------     ---------
Combined fixed charges and
  preferred stock dividends         525,489       695,575        659,302       634,668       623,471
Net income (loss)                    57,909      (234,764)       159,926       127,228        77,359
                                  ---------     ---------      ---------     ---------     ---------
    Total                         $ 583,398     $ 460,811      $ 819,228     $ 761,896     $ 700,830
                                  ---------     ---------      ---------     ---------     ---------
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                    1.11:1        0.66:1         1.24:1        1.20:1        1.12:1
                                  ---------     ---------      ---------     ---------     ---------


(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):


                                                    Year Ended December 31
                                  ------------------------------------------------------------------
                                     1999          1998           1997          1996          1995
                                  ---------     ---------      ---------     ---------     ---------
Fixed charges                     $ 232,852     $ 332,985      $ 352,348     $ 283,974     $ 223,751
Preferred stock dividends            22,556        22,342         25,457        36,356        39,334
                                  ---------     ---------      ---------     ---------     ---------
Combined fixed charges and
  preferred stock dividends         255,408       355,327        377,805       320,330       263,085
Net income (loss)                    57,909      (234,764)       159,926       127,228        77,359
                                  ---------     ---------      ---------     ---------     ---------
    Total                         $ 313,317     $ 120,563      $ 537,731     $ 447,558     $ 340,444
                                  ---------     ---------      ---------     ---------     ---------
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                    1.23:1        0.34:1         1.42:1        1.40:1        1.29:1
                                  ---------     ---------      ---------     ---------     ---------